SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 28, 2004 (December 22, 2004)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CityPlace Drive, Suite 300 St. Louis, Missouri		63141

(Address of principal executive offices)		(Zip code)

Registrants’ telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.

     On December 22, 2004, Arch Coal, Inc. (the “Company”) entered into a $700 million revolving credit facility (the “Credit Facility”) pursuant to the terms and conditions of a Credit Agreement, dated as of December 22, 2004 (the “Credit Agreement”), by and among the Company, the Banks party thereto, PNC Bank, National Association, as administrative agent, Citicorp USA, Inc., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and Fleet National Bank, as documentation agent. The Credit Facility has a five-year term. The Company’s obligations under the Credit Facility have been guaranteed by certain of the Company’s subsidiaries. The interest rate on borrowings under the Credit Facility is a floating rate based on LIBOR. A quarterly nonrefundable commitment fee is payable based upon the amount outstanding under the Credit Facility.

     The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, investments, mergers and acquisitions, dispositions of assets and transactions with affiliates.

     The Credit Agreement provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, the fact that any representation or warranty made by the Company is false in any material respect, certain insolvency or receivership events affecting the Company and its subsidiaries and a change in control of the Company. For certain events of default, the commitments of the lenders will be automatically terminated, and all outstanding obligations of the Company under the Credit Facility may be declared immediately due and payable.

     The Credit Facility replaces the Company’s existing $350 million revolving credit facility entered into on April 18, 2002 and maturing in April 2007 (the “Old Credit Facility”). The Company was in compliance with all applicable financial covenants and other restrictions under the Old Credit Facility as of the effective date of its termination (December 22, 2004). Item 1.02 below contains a more detailed discussion of the Old Credit Facility and is incorporated herein by reference.

     The foregoing is a summary of the terms and conditions of the Credit Agreement and not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

ITEM 1.02.	Termination of a Material Definitive Agreement.

     Effective December 22, 2004, the Amended and Restated Credit Agreement, dated as of April 18, 2002, as subsequently amended (the “Old Credit Agreement”), entered into by and among the Company, the Lenders party thereto, PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, as syndication agent, and Citibank, N.A., Credit Lyonnais New York Branch, and U.S. Bank National Association, as documentation agents, was terminated. The Old Credit Agreement was due to expire in April 2007 and was replaced with the Credit Agreement described under Item 1.01 above. The Old Credit Agreement provided for maximum borrowings of $350 million and was subject to a floating interest rate based on LIBOR. A quarterly facility fee was payable based upon the amount outstanding under the facility. The Old Credit Agreement contained customary financial and other covenants and events of default.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	Financial statements and exhibits.

(c)	Exhibits

Exhibit 10.1	Credit Agreement, dated as of December 22, 2004 (the “Credit Agreement”), by and among the Company, the Banks party thereto, PNC Bank, National Association, as administrative agent, Citicorp USA, Inc., JPMorgan Chase Bank, N.A. and Wachovia Bank, National Association, as co-syndication agents, and Fleet National Bank, as documentation agent (filed herewith).

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 28, 2004	ARCH COAL, INC.
	By:	/s/ Robert G. Jones
Robert G. Jones
Vice President — Law, General Counsel and Secretary